Exhibit 5.1

August 16, 2006

Board of Directors
Benchmark Electronics, Inc.

Ladies and Gentlemen:

I have acted as Legal Counsel to Benchmark Electronics, Inc., a Texas corporation (the “Company”), in connection with the proposed issuance by the Company of 6,750,000 additional common shares, par value $0.10 per share, of the Company (the “Shares”).  The Shares will be reserved for issuance upon the exercise of options granted pursuant to the terms of the Company’s 2000 Stock Awards Plan, as amended (the “Plan”). The Company previously has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, a Registration Statement on Form S-8 (Registration No. 333-54186) relating to 2,000,000 shares of Common Stock subject to the Plan. The Company now is filing a second Registration Statement on Form S-8 relating to the Shares (the “Registration Statement”).

I have examined such corporate records, certificates and other documents that I considered necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

I am admitted to practice in the State of Texas, and I express no opinion as to matters governed by any law other than the laws of the State of Texas and the Federal laws of the United States of America.

Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as I deemed relevant, I am of the opinion that the Shares have been duly and validly authorized and when issued and paid for in accordance with the terms of the Plan, for a consideration at least equal to the par value thereof, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Kenneth S. Barrow
Kenneth S. Barrow
Vice President and General Counsel